EXHIBIT P(2)

                      BURNHAM ASSET MANAGEMENT CORPORATION

                          MENDON CAPITAL ADVISERS CORP.

                             BURNHAM SECURITIES INC.

                    CODE OF ETHICS AND PROCEDURES PURSUANT TO
               RULE 17J-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

I.       INTRODUCTION.

         This code of ethics has been adopted on May 18, 2000 by Burnham Asset Management Corporation (the "Adviser"), Mendon Capital Advisers Corp. (the "Subadviser") and Burnham Securities Inc. (the "Distributor") in compliance with rule 17j-1 under the 1940 Act. This code of ethics supersedes the code of ethics previously adopted by the Adviser.

         Rule 17j-1(b) makes it unlawful for any access person of the Adviser, the Subadviser or Distributor, in connection with the purchase or sale, directly or indirectly, by that person of a security held or to be acquired by Burnham Investors Trust (the "Trust") or any of its series (the "Funds"):

         1. To employ any device, scheme or artifice to defraud the Trust or the Funds;

         2. To make to the Trust or the Funds any untrue statement of a material fact or omit to state to the Trust or the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or the Funds; or

         4. To engage in any manipulative practice with respect to the Trust or the Funds.

         Rule 17j-1 (c) requires the Adviser, the Subadviser and the Distributor to adopt a written code of ethics containing provisions reasonably necessary to prevent their access persons from engaging in any act, practice or course of business prohibited by Rule 17j-1(b). Rule 17j-1(c) also requires the Adviser, the Subadviser and the Distributor to use reasonable diligence and institute procedures reasonably necessary to prevent violations of this code.

         Accordingly, the code of ethics of the Adviser, the Subadviser and Distributor is set forth below:

II.      DEFINITIONS.

A.       "ACCESS PERSON" means

         1. Any director, officer or advisory person of the Adviser or Subadviser or
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         2.       Any director or officer of the Distributor:

                  a. Who, in the ordinary course of business, makes, participates in or obtains information about the purchase or sale of covered securities by any Fund, or

                  b. Whose functions or duties in the ordinary course of business relate to the making of any recommendation to any Fund about the purchase or sale of securities.

B. "ACQUISITION" OR "ACQUIRE" includes any purchase and the receipt of any gift or bequest of any covered security.

C. "ADVISORY CLIENT" means any individual, group of individuals, corporation, partnership, trust, investment company or other company to which the Adviser provides investment advisory services, including the Trust and the Funds.

D.       "ADVISORY PERSON" means

         1. Any employee of the Adviser or Subadviser (or of any company in a control relationship to the Adviser or Subadviser)

                  a. Who, in connection with his or her regular functions or duties, makes, participates in or obtains information about the purchase or sale of securities held or to be acquired by any Fund or other advisory client, or

                  b. Whose functions relate to the making of any recommendations about these purchases or sales; and

         2. Any natural person in a control relationship to the Adviser or Subadviser who obtains information concerning recommendations made to any Fund or other advisory client about the purchase or sale of securities held or to be acquired.

E.       "AFFILIATE ACCOUNT" means, as to any access person, an account

         1.       Of any family member of the access person;

         2. For which the access person acts as a custodian, trustee or other fiduciary;

         3. Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") nor registered under the 1940 Act and in which the access person or a family member has a direct or indirect beneficial ownership; and

         4. Of any trustee or officer of the Trust or any other investment company that is an advisory client.
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F.       "BENEFICIAL OWNERSHIP" means a direct or indirect "pecuniary interest"
         (as defined in subparagraph (a)(2) of rule 16a-1 under the 1934 Act) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of "pecuniary interest" in subparagraph
         (a)(2) of rule 16a-1 is complex, this term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An access person is presumed to have beneficial ownership of any family member's account.

G. "BUSINESS DAY" refers to any day on which the New York Stock Exchange is open for business.

H. "COMPLIANCE SUPERVISOR" means any officer or employee of the Adviser designated to receive and review reports of purchases and sales by access persons.

I.       "CONTROL" has the same meaning as in section 2(a)(9) of the 1940 Act.
         Section 2(a)(9) defines "control" as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

J. "COVERED SECURITY" means a security as defined in section 2(a)(36) of the 1940 Act, other than:

         1.       Direct obligations of the government of the United States.

         2. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

         3. Shares issued by open-end management investment companies registered under the 1940 Act.

         4. Any other security determined by the Securities and Exchange Commission ("SEC") or its staff to be excluded from the definition of "covered security" contained in rule 17j-1 under the 1940 Act.

K.       "COVERED SECURITY HELD OR TO BE ACQUIRED" means:

         1.       Any covered security which, within the most recent 15 days:

                  a.       Is or has been held by any Fund; or

                  b. Is being or has been considered by the Adviser or Subadviser for purchase by any Fund. A covered security is "being or has been considered for purchase" when the portfolio manager for a Fund is giving or has given serious consideration to a purchase of the covered security.

         2. Any option to purchase or sell, and any security convertible into, or exchangeable for, a covered security described in paragraph 1 of this definition.
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L.       "DISINTERESTED TRUSTEE" means a trustee of the Trust who is not an
         "interested person" of the Trust, the Adviser, the Subadviser or the Distributor within the meaning of section 2(a)(19) of the 1940 Act.

M. "DISPOSITION" OR "DISPOSE" includes any sale and the making of any personal or charitable gift of covered securities.

N.       "FAMILY MEMBER" of an access person means

         1.       That person's spouse or minor child,

         2. Any adult related by blood, marriage or adoption to the access person (a "relative") who shares the access person's household and

         3. Any relative dependent on the access person for financial support.

O. "FUND ACCESS PERSON" and "FUND ADVISORY PERSON" each excludes any access person or advisory person who does not obtain information, and whose functions and duties do not include making any recommendations, about any Fund's securities transactions.

P. "INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

Q. "LIMITED OFFERING" means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

R. "MATERIAL NON-PUBLIC INFORMATION" about an issuer is information, not yet released to the public, that would have a substantial likelihood of affecting a reasonable investor's decision to buy or sell any securities of that issuer.

S. "1940 ACT" means the Investment Company Act of 1940 and the rules thereunder, both as amended from time to time, and any order or orders thereunder which may from time to time be applicable to any Fund.

T. "PURCHASE OR SALE OF A SECURITY" includes, among other things, transactions in options to purchase or sell a security.

U.       "SECURITY" has the same definition as in section 2(a)(36) of the 1940
         Act.

V. "UNLAWFUL ACTION" means any of the actions, engaged in by an access person of the Adviser, the Subadviser or the Distributor, listed in paragraphs 1 through 4 of the Introduction to this code.

III.     PROHIBITED PURCHASES AND SALES.

A.       TIMING OF PERSONAL TRANSACTIONS.
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         No access person may purchase or sell, directly or indirectly, any covered security in which the access person or an affiliate account has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if the access person knows or reasonably should know that the covered security, at the time of the purchase or sale:

         1. Is being considered for purchase or sale by a Fund or other advisory client; or

         2.       Is being purchased or sold by a Fund or other advisory client.

B.       IMPROPER USE OF INFORMATION.

         No access person may use his or her knowledge about the securities transactions or holdings of a Fund or other advisory client in trading for any account that is directly or indirectly beneficially owned by the access person or for any affiliate account. Any investment ideas developed by an access person must be made available to the Funds and other advisory clients before the access person may engage in personal transactions or transactions for an affiliate account based on these ideas.

C.       FRONT-RUNNING.

         No access person may engage in front-running an order or recommendation for a Fund or other advisory client, regardless of who is handling or generates the order or recommendation. Front-running means purchasing or selling the same or underlying securities, or derivatives based on these securities, ahead of and based on a knowledge of advisory client securities transactions that are likely to affect the value of these securities.

D.       INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS.

         Each Fund advisory person must obtain approval from the compliance supervisor before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.

E.       BLACKOUT PERIODS--FUND ACCESS PERSONS ONLY.

         1. A Fund access person may not buy or sell a covered security held by or to be acquired for investment accounts in which the Fund access person has any direct or indirect beneficial ownership for one business day before and one business day after a Fund's transaction in that covered security.

         2. The primary portfolio manager of each Fund is prohibited from buying or selling a covered security for any account in which the portfolio manager has any direct or indirect beneficial ownership, for three business days before the Fund trades in that security.

         3. A Fund access person who purchases a covered security within three business days before the purchase of the same covered security by a Fund will be required to hold the purchased security for a minimum period of three calendar months. Unless the compliance supervisor grants an exception, a Fund access person who sells the security before the expiration of the three-month period must disgorge any profit realized on the premature sale.

         4. Fund access persons who sell a covered security within three business days before a sale of the same covered security by a Fund and who receive a higher share or unit price than the Fund must disgorge that part of the Fund access person's sale proceeds that is attributable to the higher price.

IV.      EXEMPTED TRANSACTIONS.

         The prohibitions of section III of this code do not apply to:

A. NON-CONTROLLED ACCOUNTS. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

B. INELIGIBLE SECURITIES. Purchases or sales of securities which are not eligible for purchase or sale by any Fund or other advisory client;

C. NON-VOLITIONAL TRANSACTIONS. Purchases or sales which are non-volitional on the part of the access person;

D. AUTOMATIC DIVIDEND REINVESTMENTS. Purchases which are part of an automatic dividend reinvestment plan;

E. EXERCISES AND SALES OF RIGHTS. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent these rights were acquired from the issuer, and sales of these rights so acquired; and

F. GIFTS. The receipt of securities as gifts and bequests and the making of personal or charitable gifts or bequests of securities.

G. PRE-APPROVED TRANSACTIONS. Purchases or sales that receive the prior approval of the compliance supervisor or a member of the Adviser's investment committee, because:

         1. They are only remotely potentially harmful to the Funds and other advisory clients,

         2. They would be unlikely to affect a highly institutional market, or

         3. They clearly are not related economically to the securities to be purchased, sold or held by the Funds or other advisory clients.

V.       REPORTING.

         An access person must submit to the compliance supervisor, on forms designated by the compliance supervisor, some or all of the following reports as to all covered securities and brokerage accounts in which the access person has, or by reason of a transaction, acquires beneficial ownership.

A. INITIAL HOLDINGS REPORTS--FUND ACCESS PERSONS ONLY. Not later than 10 days after a Fund access person becomes a Fund access person, the following information:

         1. The title, number of shares and principal amount of each covered security in which the Fund access person had any direct or indirect beneficial ownership when the Fund access person became a Fund access person;

         2. The name of any broker, dealer or bank with whom the Fund access person maintained an account containing securities (INCLUDING BUT NOT LIMITED TO COVERED SECURITIES) in which the Fund access person had any direct or indirect beneficial ownership as of the date the Fund access person became a Fund access person; and

         3. The date the report is being submitted by the Fund access person.

B. QUARTERLY TRANSACTION REPORTS--ALL ACCESS PERSONS. Not later than 10 days after the end of each calendar quarter, the following information:

         1. COVERED SECURITIES TRANSACTIONS. For any acquisition or disposition during the calendar quarter of a covered security in which the access person had any direct or indirect beneficial ownership:

                  a. The date of the acquisition or disposition, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security;

                  b. The nature of the acquisition or disposition (i.e., purchase, sale, gift or any other type of acquisition or disposition):

                  c. The price of the covered security at which the acquisition or disposition was effected;

                  d. The name of the broker, dealer or bank with or through which the acquisition or disposition was effected; and

                  e. The date the report is being submitted by the access person.

         2. BROKERAGE ACCOUNTS. For any account established by the access person containing securities (INCLUDING BUT NOT LIMITED TO COVERED SECURITIES) in which the access person had a direct or indirect beneficial ownership during the quarter:

                  a. The name of the broker, dealer or bank with whom the access person established the account;

                  b.       The date the account was established; and

                  c. The date the report is being submitted by the access person.

         3. IF THERE ARE NO TRANSACTIONS OR NEW ACCOUNTS. If no reportable transactions in any covered securities were effected or new accounts opened during a calendar quarter, the affected access person must submit to the compliance supervisor, within ten calendar days after the end of the quarter, a report stating that no reportable covered securities transactions were effected and no new accounts were opened during the quarter

C. ANNUAL HOLDINGS REPORTS--FUND ACCESS PERSONS ONLY. By a date specified by the compliance supervisor and as of a date within 30 days before this reporting deadline, the following information:

         1. The title, number of shares and principal amount of each covered security in which the Fund access person had any direct or indirect beneficial ownership;

         2. The name of any broker, dealer or bank with whom the Fund access person maintained an account containing securities (INCLUDING BUT NOT LIMITED TO COVERED SECURITIES) in which the Fund access person had any direct or indirect beneficial ownership; and

         3. The date the report is being submitted by the Fund access person.

D. DISCLAIMER OF BENEFICIAL OWNERSHIP. Any report submitted by an access person in accordance with this code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect beneficial ownership in any covered security or brokerage account to which the report relates. The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this code.

E. ALTERNATIVE REPORTING PROCEDURES. To the extent consistent with rule 17j-1 under the 1940 Act, and rule 204-2(a)(12) under the Investment Advisers Act of 1940, the compliance supervisor may approve other alternative reporting procedures.

F. DUPLICATE BROKERAGE CONFIRMATIONS. For transactions executed through a broker, an access person may fulfill his or her reporting requirement by directing the broker(s) to transmit to the compliance supervisor duplicate confirmations of these transactions. The duplicate confirmations should be addressed "Personal and Confidential."

G.       INITIAL AND ANNUAL CERTIFICATION OF COMPLIANCE.

         1. Each access person, within ten (10) days after becoming an access person, must certify, on a form designated by the compliance supervisor, that the access person:

                  a. Has received, read and understands this code of ethics and recognizes that the access person is subject to the code;

                  b. Will comply with all the requirements of this code of ethics; and

                  c. Has disclosed to the compliance supervisor all holdings of covered securities and all accounts required by this code of ethics to be disclosed or reported.

         2. Each access person must also certify annually (by a date specified by and on the form designated by the compliance supervisor) that the access person:

                  a. Has received, read and understand this code of ethics and recognizes that the access person is subject to the code;

                  b. Has complied with all the requirements of this code of ethics; and

                  c. Has disclosed or reported all personal securities transactions, holdings and accounts required by this code of ethics to be disclosed or reported.

VI.      OTHER RESPONSIBILITIES OF ACCESS PERSONS

A. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. No access person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to or executed on behalf of any Fund or other advisory client.

B. NO INSIDER TRADING. No access person may purchase or sell securities while in possession of material non-public information about the issuer of the securities or communicate material non-public information to any other person.

C. NO OUTSIDE BROKERAGE ACCOUNTS. No access person of the Adviser or Distributor may have a direct or indirect beneficial interest in a brokerage or similar account in which securities may be traded with any financial institution other than the Distributor. The compliance supervisor may grant exceptions to this prohibition. If an exception is granted, the access person will be responsible for making sure that duplicate copies of all confirmations and monthly brokerage statements are sent to the compliance supervisor.

D. ACCEPTANCE OF GIFTS FROM BUSINESS CONTACTS. Access persons of the Adviser and Distributor may not accept any gift or other item of more than a DE MINIMIS value from any person or entity that does business with or on behalf of any Fund, the Adviser or the Distributor. Access persons of the Subadviser may not accept any gift or other item of more than a DE MINIMIS value from any person or entity that does business with or on behalf of any Fund or the Subadviser. These items do not include the following:

         1.       Unsolicited entertainment,

         2. Occasional business meals or promotional business items consistent with customary business practice.

E. SERVICE AS A DIRECTOR. Access persons may not serve on the board of directors of any publicly traded company without the prior approval of the compliance supervisor. This approval will be based upon a determination that the board service would be consistent with the interests of the Adviser, Subadviser, Distributor and Trust.

F. DUTY TO REPORT VIOLATIONS. All access persons must report any violation of this code to the compliance supervisor.

VII.     CONFIDENTIALITY.

         All information obtained from any access person under this code normally will be kept in strict confidence by the Adviser, except as follows.

         A. LEGALLY REQUIRED DISCLOSURE. Reports of transactions and other information obtained under this code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by senior management of the Adviser.

         B. DISCLOSURE TO MANAGEMENT, CLIENTS AND COUNSEL. In the event of violations or apparent violations of the code, this information may be disclosed to appropriate management and supervisory personnel of the Adviser, Subadviser or Distributor, to the officers and trustees of the Trust, to any other affected advisory client and to any legal counsel for the above persons.

VIII.    DUTIES OF THE COMPLIANCE SUPERVISOR.

         A. IDENTIFYING AND NOTIFYING ACCESS PERSONS. The compliance supervisor will identify each access person and notify each access person that the person is subject to this code of ethics, including the reporting requirements.

         B. PROVIDING INFORMATION TO ACCESS PERSONS. The compliance supervisor will furnish all access persons with a copy of this code and provide advice, with the assistance of counsel, about the interpretation of this code.

         C. REVIEWING REPORTS. The compliance supervisor will review the reports submitted by each access person to determine whether there may have been any transactions prohibited by this code of ethics. In reviewing reports, the compliance supervisor will comply with the Adviser's written Procedures for Reviewing Access Persons' Personal Trading Reports.

         D.       MAINTAINING RECORDS. The compliance supervisor will:


                  1. Preserve in an easily accessible place a copy of this code of ethics and any other code of ethics that has been in effect at any time within the past five years;

                  2. Maintain in an easily accessible place a list of all access persons who are, or within the past five years have been, required to make reports;

                  3. Preserve for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of each report submitted by an access person and a copy of any written memoranda prepared by the compliance supervisor in connection therewith;

                  4. Preserve in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs a record of any violation of this code of ethics and of any action taken as a result of that violation;

                  5. Preserve for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of

                           a. Each report made to the board of trustees of the Trust, including any written report describing any material violations of the code or procedures or sanctions imposed in response to material violations and

                           b. Any documents certifying that the Adviser, the Subadviser or the Distributor has adopted procedures reasonably necessary to prevent access persons from violating this code; and

                  6. Maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by a Fund advisory person of securities in an initial public offering or limited offering for at least five years after the end of the fiscal year in which the approval is granted.

IX.      SANCTIONS.

         Upon determining that an access person has violated this code of ethics, the compliance supervisor, after consulting with the Adviser's management or the access person's supervisor, may impose such sanctions as the compliance supervisor deems appropriate. These include, but are not limited to, a warning or other entry in the access person's personnel records, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, suspension, demotion, termination of employment or referral to civil or criminal authorities.

X.       APPROVAL OF CODE OF ETHICS AND AMENDMENTS.

      The board of trustees of the Trust, including a majority of disinterested trustees, must approve this code of ethics and any material changes to this code.

         A. BOARD FINDINGS. The board of trustees must base its approval of this code and any material changes to this code on a determination that the code contains provisions reasonably necessary to prevent Fund access persons from engaging in any unlawful actions.

         B. CERTIFICATION. Before approving this code or any amendment to this code, the board of trustees must receive a certification from each of the Adviser, Subadviser and Distributor that it has adopted procedures reasonably necessary to prevent Fund access persons from violating this code of ethics.

         C. APPROVAL OF AMENDMENTS. The board of trustees must approve any material change to this code no later than six months after adoption of the material change.

                                   APPENDIX A

BENEFICIAL OWNERSHIP

         The only guidance as to what constitutes beneficial ownership is provided by rules and releases of the SEC and court cases, which generally may be summarized as follows:

         A.       SECURITIES OWNED OF RECORD OR HELD IN YOUR NAME.

         Securities owned of record or held in your name are generally considered to be beneficially owned by you.

         B.       SECURITIES HELD IN THE NAME OF ANY OTHER PERSON.

         Securities held in the name of any other person are deemed to be beneficially owned by you if, because of any contract, understanding, relationship, agreement or other arrangement, you obtain benefits substantially equivalent to those of ownership. These benefits include the power to vote, or to direct the disposition of, securities.

         Beneficial ownership includes securities held by others for your benefit (regardless of record ownership), e.g.:

         o Securities held for you or family members (as defined in the code of ethics) by agents, custodians, brokers, trustees, executors or other administrators;

         o Securities owned by you, but which have not been transferred into your name on the records of the issuer;

         o        Securities which you have pledged;

         o        Securities owned by a partnership of which you are a member;
                  and

         o        Securities owned by your personal holding corporation.

         You are presumed to beneficially own securities held in the name or for the benefit of family members, unless because of special and countervailing circumstances, you do not enjoy benefits substantially equivalent to ownership. Benefits substantially equivalent to ownership include, for example:

         o Application of the income derived from these securities to maintain a common home or to meet expenses which that person otherwise would meet from other sources, and

         o The ability to exercise a controlling influence over the purchase, sale or voting of these securities.

         You are also presumed to be the beneficial owner of securities held in the name of some other person, even though you do not obtain benefits of ownership, if you can vest or revest title in yourself either immediately or at some future time.

         C.       RIGHTS TO ACQUIRE SECURITIES WITHIN SIXTY DAYS.

         In addition, SEC rules deem a person to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of that security at any time (within 60 days) including but not limited to any rights to acquire the security:

         o        Through the exercise of any option, warrant or right;

         o        Through the conversion of a security; or

         o Pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

         D.       SECURITIES HELD IN TRUST.

         Beneficial ownership includes the ownership of securities held in trust by you, as a trustee, if either you or a family member has a vested beneficial interest in the income, principal or other assets of the trust. As settlor of a trust you also have beneficial ownership of securities in the trust, if you as the settlor have the power to revoke the trust without obtaining the consent of the beneficiaries. There are certain exemptions to these trust beneficial ownership rules. One of these exemptions applies if you would have beneficial ownership of securities solely because of being a settlor or beneficiary of the trust, but your approval is not needed for the trust to own, acquire or dispose of securities.

         E.       SECURITIES HELD INDIRECTLY.

         Stockholders or partners of a company who use it as a personal securities trading or investment medium are presumed to be beneficial owners of their proportionate shares of these securities and investments if the company has no other substantial business. A general partner of a partnership is considered to have indirect beneficial ownership in the interest in securities held by the partnership.

                  You will not be deemed to have any indirect beneficial ownership in portfolio securities held by

         o Any holding company registered under the Public Utility Holding Company Act of 1935,

         o Any investment company registered under the Investment Company Act of 1940,

         o        An employee pension or retirement plan or

         o        A business trust with more than 25 beneficiaries.

         F.       OTHER CONSIDERATIONS.

         Beneficial ownership must be determined in light of the facts of a particular case. Thus, while you may have to report security holdings and brokerage accounts of family members, you may nonetheless disclaim beneficial ownership of these securities and accounts. Contact the compliance supervisor if you have any questions about how to determine whether you have beneficial ownership of securities.